                                                                     EXHIBIT 4.4


                           [DEVON ENERGY LETTERHEAD]



                                  NEWS RELEASE
--------------------------------------------------------------------------------

Investor contact: Zack Hager
                  (405) 552-4526

Media contact:    Brian Engel
                  (405) 228-7750

                 DEVON ENERGY ISSUES $1 BILLION OF 30-YEAR NOTES
                            TO REPLACE EXISTING DEBT

         OKLAHOMA CITY, (March 25, 2002) -- Devon Energy Corp. (AMEX: DVN, TSE:
NSX) today announced that it has issued $1 billion of 30-year notes. The 7.950 percent notes are due April 15, 2032.

          "We are very pleased to have issued these 30-year notes under such attractive terms," said J. Larry Nichols, Devon's chairman, president and chief executive officer. "By replacing shorter-term debt, we have significantly extended our principal amortization schedule. We plan to defer principal amortization even further by applying another $1 billion or so from the sales of our non-core properties to debt repayment."

         The notes were priced at 220 basis points above Treasuries to yield
7.995 percent. Devon will receive net proceeds of approximately $986 million after underwriting fees and expenses. Proceeds of the notes will be used to repay debt Devon currently has outstanding under a five-year term loan and commercial paper borrowings. Devon incurred a $3 billion five-year term loan to fund portions of its recent acquisitions of Anderson Exploration Ltd. and Mitchell Energy & Development Corp.

            This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission. Such statements are those concerning the contemplated transactions and strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

         Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration, production and property acquisitions. Devon ranks among the top five U.S.-based independent oil and gas producers and is included in the S&P 500 Index.

                                       ###